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                                                                   EXHIBIT 10.46

                                    AMENDMENT

     THIS AMENDMENT ("Amendment") dated the 28th day of May, 2003, amends the Transportation Agreement dated as of January 10, 2001 (the "Agreement") between The United States Postal Service ("USPS") and Federal Express Corporation ("FedEx").

                                    PREAMBLE

     WHEREAS, USPS and FedEx entered into the Agreement in order to provide for the transportation and delivery of the Products (as such term is defined in the Agreement);

     WHEREAS, the parties now desire to amend certain provisions of the Agreement to provide an expansion of the Products as stated below;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:

     1. FedEx agrees to transport Division 6.2 diagnostic specimens, as that term is defined in 49 C.F.R. 173.134, which are tendered by USPS under the Agreement provided that such items are packaged in accordance with that provision and 49 C.F.R. 173.199, the technical requirements of the International Civil Aviation Association ("ICAO") Packaging Instruction 650 and the Domestic Mail Manual CO23.8.0. In addition, any such package must have the shipper's name and address permanently affixed.

     2. The parties agree to amend the provisions of the Agreement pertaining to Unacceptable Packages which is set forth as Attachment IV to the Operating Specifications to accommodate the new packaging requirement. The amended Attachment IV is attached.

     3. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

     4. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect and are ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties have signed this Amendment in duplicate, one for each of the Parties, as of May 28, 2003.

                              THE UNITED STATES POSTAL SERVICE

                              By: /s/ CHARLES A. PAWLUS
                                 -----------------------------------------------
                              Title: Purchasing and Supply Management Specialist

                              FEDERAL EXPRESS CORPORATION

                              By: /s/ PAUL J. HERRON
                                 -----------------------------------------------
                              Title: Vice President

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                                  ATTACHMENT IV
                                       TO
                            OPERATING SPECIFICATIONS

                             UNACCEPTABLE PACKAGING

PACKAGING AND MARKING

All packages must be prepared and packed for safe transportation with ordinary care in handling. Any articles susceptible to damage as a result of conditions which may be encountered in air transportation, such as changes in temperature or atmospheric pressure, must be adequately protected by proper packaging.

Items that cannot be packed into cartons (auto tail pipes, mufflers, tires, rims, etc.) should have all sharp edges and protrusions wrapped and the address label secured by pressure-sensitive tape wrapped completely around the object.

Briefcases, luggage, garment bags, aluminum cases, plastic cases, computer cartons or similar types of items whose outer finish might be damaged by adhesive labels, soiling, marking or other types of surface damage that is normal with ordinary care in handling should be placed in a protective container for shipment. Items with casters, wheels or rollers must have them removed or packaged to prevent damage.

Blood, urine and other infectious substances will be accepted only when shipped in a strong outer shipping container constructed of cardboard/corrugated fiberboard, wood, metal or rigid plastic containing a sealed watertight primary receptacle placed inside of a sealed watertight secondary receptacle. Absorbent material must also be placed inside of the secondary watertight receptacle. Packaging must be larger than 7" in length, 4" in width, and 2" in depth. Packages smaller than the minimum size should be placed in other packaging. Unacceptable packaging includes, but is not limited to, StyrofoamTM, plastic bags, paper envelopes, FedEx Envelope, FedEx Packet, FedEx Pak, FedEx Box, FedEx Tube, and FedEx 10kg and FedEx 25kg boxes. We will refuse to accept packages not meeting these or any federal requirements. Also, all shipments of blood and blood products must comply with all applicable local, state and federal laws governing packing, marking and labeling. Any diagnostic specimens must be properly packaged in accordance with 49 CFR 173.134 and 173.199, ICAO Packaging Instruction 650 and Domestic Mail Manual C023.8.0. and must have the shipper's name and address permanently affixed to the package.

FedEx will only accept shipments of firearms when either the shipper or recipient is a licensed manufacturer, licensed importer, licensed dealer or licensed collector and is not prohibited from making such shipments by federal, state or local regulations when these conditions are met. FedEx will accept and deliver firearms between all areas served in the U.S. and Puerto Rico. Firearms must be

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shipped via FedEx Priority Overnight and may not be sent C.O.D. Upon presenting the package for shipment, the shipper is required to inform FedEx that the package contains a firearm. Firearms may not be shipped in one complete piece. When tendered for shipment, the firearm must be rendered inoperable, either by removing the firing pin in the gun and disconnecting the barrel, or by some other means so the package does not contain a completely assembled, usable weapon. The outside of the package should bear no label, marking, or other written notice that a firearm is contained within. This includes the abbreviation of the name of the shipper or recipient if the name would clearly indicate that the package could contain a firearm. Firearms and ammunition may not be shipped in the same package. Ammunition is always an explosive and must be shipped as dangerous goods. The shipper and recipient are required to comply with all applicable government regulations and laws, including those pertaining to labeling. The local division office of the Bureau of Alcohol, Tobacco and Firearms (ATF) can provide assistance with the packaging and shipment of firearms.

FedEx will accept alcohol shipments (beer, wine and hard liquor) when both the shipper and recipient are either a licensed wholesaler, licensed dealer, licensed distributor, licensed manufacturer, or licensed importer. Alcohol service into, out of, or within the states of Massachusetts and New Hampshire is not currently available. Shipments from licensed entities to consumers are permitted in certain instances for wine shipments only. Shippers making direct shipments to consumers must complete a FedEx Supplemental Wine Shippers Agreement.

Tobacco products will be accepted only when shipped from a licensed dealer or distributor to another licensed dealer or distributor.

Plants and plant materials, including seedlings, plant plugs and cut flowers, must be shipped in accordance with applicable state and federal laws. Packages containing these items may be inspected by government agencies, which may result in a delay in delivery.

Ostrich/emu eggs may be shipped only in accordance with applicable state and federal laws. The shipper is responsible for ensuring compliance with state and federal law.

FedEx does not provide special handling for packages bearing "Fragile," "Refrigeration required," or orientation markings (e.g., "UP" arrows or "THIS END UP" markings).

Meat, fish and poultry shipments can be shipped only in accordance with applicable state and federal laws. The shipper is responsible for ensuring compliance with state and federal law.

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Shipments of over-the-counter and prescription pharmaceuticals will only be accepted when tendered in accordance with applicable federal, state or local laws. The shipper is responsible for compliance with all applicable laws. Pharmaceutical packages should bear no label, markings, or other written notice that a pharmaceutical is contained within. Proper packaging such as cotton or other appropriate packing material should be used in order to protect the contents of the shipment.

The following items are prohibited and will not be accepted:
a. Cash, currency, collectible stamps and coins
b. Live animals, including birds, reptiles, fish (Edible seafood such as live lobsters, crabs or other types of fish/shellfish for human consumption are acceptable, provided the shipper is in compliance with state and federal laws.)
c. Animal carcasses will not be accepted. Animal heads and other parts for taxidermy may be accepted but must be properly packaged. Restrictions do not apply to materials intended for consumption.
d. Human corpses or body parts; cremated or disinterred human remains
e. Shipments which require us to obtain a federal, state or local license for their transportation
f. Shipments which may cause damage or delay to equipment, personnel or other shipments
g. Lottery tickets and gambling devices where prohibited by federal, state or local law
h. Hazardous waste, used hypodermic needles and/or syringes or medical waste
i. Packages/shipments that are wet, leaking or emit an odor of any kind
j. Packages that are wrapped in kraft paper
k. Live insects
l. Shipments whose carriage is prohibited by law, statute or regulation of any state in which the shipment may travel
m. Shipments whose carriage is prohibited by applicable federal, state or local law
n. Shipments with loose hanging straps or strings.

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                        FIRST AMENDMENT TO THIRD ADDENDUM

     THIS FIRST AMENDMENT TO THIRD ADDENDUM adds to and expands upon paragraph 10 of the THIRD ADDENDUM of the January 10, 2001 Transportation Agreement between the United States Postal Service ("USPS" or "the Postal Service") and Federal Express Corporation ("FedEx").

                                BACKGROUND FACTS

     On January 10, 2001, USPS and FedEx entered into the Transportation Agreement which states that FedEx will provide for the transportation of certain USPS Products with a Minimum Guaranteed Volume for the Day-turn Operations of [*] and for a Night-turn volume of [*].

     On January 30, 2003, USPS and FedEx entered into the Third Addendum to the Transportation Agreement due to the USPS' immediate need for the transportation of its Product over and above the Minimum Guaranteed Volumes listed in the Transportation Agreement. In addition to changes in the Minimum Guaranteed Volumes, the parties agreed, in the Third Addendum, paragraph 10, that FedEx would provide aircraft service into and out of Billings, MT.

     Concerning the Billings, MT service, the parties further agree as follows:

                                    AGREEMENT

     1.  DEFINITIONS

For the purposes of this First Amendment to the Third Addendum, capitalized terms shall have the meaning outlined in the Transportation Agreement. The following additional terms shall have the following meaning:

     "Agent" means any person, who is not a FedEx or USPS employee, or any company, that is working on behalf of or under contract with FedEx or USPS.

     "BIL Ramp" means the Billings, MT ramp at the Billings Logan International Airport, located in Billing, MT, under lease by the USPS from Corporate Air. See attached Exhibits A & B for pictorial layout.

     "Lease" means the agreement for use of the Billings, MT ramp between the USPS and Corporate Air dated May 27, 1999.

     2.  BILLINGS, MT USPS WARRANTIES AND REPRESENTATIONS

     (a) The USPS warrants and represents to FedEx that the USPS may allow FedEx to use the BIL Ramp under the Lease.

* Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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     (b) FedEx is not required to pay the USPS any money or consideration for
FedEx's use of the BIL Ramp when used for fulfilling its USPS Transportation Agreement contract duties.

     (c) FedEx's use of the BIL Ramp is contingent upon the USPS' continued lease of and access to the ramp. In the event the USPS does not have access to or a right to use the BIL Ramp, as of the date of that occurrence, FedEx will no longer have a right to use the ramp. However, as of the date of that occurrence, FedEx will still be expected to provide the services outlined in paragraph 10 of the Third Addendum and the Transportation Agreement.

     (d) As required by the Lease, the USPS will maintain the BIL Ramp in proper condition, making all ordinary repairs for which it is responsible under the Lease, so that FedEx's planes will not be damaged while using the BIL Ramp.

     3.  LIABILITIES

FedEx shall be liable to USPS for any losses suffered by USPS which arise out of or result from injuries to persons or property as a result of FedEx or its agent's use of the BIL Ramp.

     4.  FULL FORCE AND EFFECT

Except as amended by this First Amendment to the Third Addendum, the terms and conditions of the Transportation Agreement shall remain in full force and effect and are ratified and confirmed in all other respects.

     5. PROVISION CONFLICT

If any provision of this First Amendment to the Third Addendum conflicts with any provision of the Transportation Agreement, the provisions of this Amendment shall govern.

     The parties have signed this First Amendment to the Third Addendum in duplicate, one for each of the parties, as of June 4, 2003.

                      THE UNITED STATES POSTAL SERVICE

                      By: /s/ CHARLES A. PAWLUS
                          -----------------------------------------------

                      Printed Name: Charles A. Pawlus

                      Printed Title: Purchasing and Supply Management Specialist

                      Date: June 4, 2003

                                        2
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                     FEDERAL EXPRESS CORPORATION

                      By: /s/ PAUL J. HERRON
                          -----------------------------------------------

                      Printed Name:  Paul J. Herron

                      Printed Title: Vice President

                      Date: May 30, 2003

                                        3
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                                                                Exhibits A and B

                                    [Surveys]